Exhibit 2.1

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “First Amendment”) is effective as of August 5, 2013 among Trynex International LLC, a Delaware limited liability company formerly known as Acquisition Tango LLC (“Buyer”), Apex International, Inc., a Michigan corporation formerly known as Trynex, Inc. (“Seller”), and the undersigned shareholders of Seller (collectively, the “Shareholders”).

WHEREAS, Buyer, Seller and Shareholders have entered into an Asset Purchase Agreement effective as of May 6, 2013 (the “Purchase Agreement”), pursuant to which Buyer acquired substantially all of the assets of Seller;

WHEREAS, Buyer, Seller and Shareholder wish to enter into this First Amendment to more effectively reflect the intent and purpose of the parties under the Purchase Agreement as such intent and purpose existed on May 6, 2013.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants set forth in this First Agreement, the parties agree as follows:

1.                                      Amendment.  Article 2 of the Purchase Agreement is hereby amended and restated in its entirety as set forth in the attached Exhibit A.  In addition, the definition of “Potential Annual Earnout Payment” set forth in Section 8.16 of the Purchase Agreement is hereby amended and restated in its entirety as set forth in the attached Exhibit B.

2.                                      Conflicting Provisions.  Notwithstanding anything to the contrary in this First Amendment or the Purchase Agreement, if any provision of this First Amendment contradicts or otherwise conflicts with any provision of the Purchase Agreement, then the provisions of this First Amendment shall control.

3.                                      Entire Agreement.  This First Amendment supersedes all prior agreements, and constitutes a complete and exclusive statement of the terms of the agreement, among the parties with respect to its subject matter.  There are no agreements, representations or warranties among the parties relating to the subject matter of this First Amendment other than those set forth or provided for in this First Amendment.  Except as otherwise contemplated by this First Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this First Amendment to Asset Purchase Agreement effective as of the day and year first written above.

BUYER:

TRYNEX INTERNATIONAL LLC (formerly
known as Acquisition Tango LLC)

		By:	/s/ James L. Janik
		Name:	James L. Janik
		Title:	Chief Executive Officer

SELLER:

APEX INTERNATIONAL, INC. (formerly known
as Trynex, Inc.)

		By:	/s/ Chuck Truan
		Name:	Chuck Truan
		Title:	President

SHAREHOLDERS:

/s/ Chuck Truan
Chuck Truan

/s/ James Truan
James Truan

ACKNOWLEDGED AND AGREED:

RENTON HOLDINGS LLC

By:	/s/ Chuck Truan
Chuck Truan, President

TRUSOURCE HOLDINGS LLC

By:	/s/ James Truan
James Truan, Member

EXHIBIT A

ARTICLE 2
PURCHASE PRICE; PAYMENT

Section 2.1.                                 Purchase Price.  The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be (a) the assumption of the Assumed Liabilities, (b) an amount equal to $26,000,000 (i) plus the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet is greater than $5,165,000 or (ii) minus the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet is less than $5,165,000 and (c) the amounts, if any, that become payable in accordance with Section 2.4.

Section 2.2.                                 Payment.  The Purchase Price shall be paid as follows:

(a)                                 Assumption of Assumed Liabilities.  At the Closing, Buyer shall execute and deliver to Appointed Agent such undertakings and instruments of assumption as are necessary to evidence Buyer’s assumption of the Assumed Liabilities in accordance with this Agreement, in form and substance reasonably satisfactory to Buyer and Appointed Agent.

(b)                                 Cash to Escrow Agent.  At the Closing, Buyer shall deliver to Escrow Agent, under the Escrow Agreement, an amount equal to $2,600,000 to be held for a period of 18 months and used to secure the indemnification obligations of Shareholders and Seller arising under Article 6.

(c)                                  Cash to Seller.  At the Closing, Buyer shall deliver to Seller an amount equal to $23,400,000 plus the amount, if any, by which the Net Working Capital as reflected on the Estimated Closing Balance Sheet is greater than $5,165,000 or minus the amount, if any, by which the Net Working Capital as reflected on the Estimated Closing Balance Sheet is less than $5,165,000.

(d)                                 Payment of Adjustment Amount.  On or before the fifth Business Day following the final determination of the Final Closing Balance Sheet (the “Settlement Date”), either (i) Buyer shall pay to Seller the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet is greater than the Net Working Capital as reflected on the Estimated Closing Balance Sheet or (ii) Seller shall pay to Buyer the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet is less than the Net Working Capital as reflected on the Estimated Closing Balance Sheet.

(e)                                  Payment of Earnout Amount.  Buyer shall deliver to Seller the amounts, if any, that become payable under Section 2.4 at the time or times specified in Section 2.4.

All cash payments under this Section 2.2 shall be made by wire transfer of immediately available funds to an account that the recipient, at least 48 hours prior to the time for payment specified under this Agreement, has designated.

Section 2.3.                                 Determination of Net Working Capital.

(a)                                 Balance Sheet.  As used in this Agreement, “Balance Sheet” shall mean a schedule in the form of a balance sheet of Seller showing the net book values, as of a specified time, of the respective categories of assets and liabilities set forth in the Recent Balance Sheet, but reflecting only the Purchased Assets and Assumed Liabilities.  The Parties agree that each Balance Sheet shall be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a basis consistent with that used in the preparation of the Recent Balance Sheet.  Notwithstanding the foregoing, the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet shall be prepared in accordance with the following:  (i) in valuing Inventory, there shall be such downward adjustments as are required to reflect the results of any physical inventory or cycle counts of the Inventory that have been taken by Seller or Buyer, and the reserve for excess and obsolete inventory shall not be less than $295,000; (ii) there shall be established a reasonable and sufficient reserve for all anticipated costs and expenses in connection with product and service warranties, which in no event shall be less than $600,000; (iii) accounts receivable shall be stated net of an appropriate reserve for doubtful accounts and anticipated collection expenses, and all accounts receivable that are more than 180 days past due shall be valued as zero; and (iv) accounts receivable shall not include amounts historically recorded through a “TrynEx International” holding account.  Without limitation, for purposes of preparing the Preliminary Closing Balance Sheet, Buyer shall complete a physical inventory within 30 days of the Closing (with appropriate rollback adjustments), and Appointed Agent shall have the right to monitor and/or participate in such physical inventory.

(b)                                 Estimated Closing Balance Sheet.  At least three Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a Balance Sheet that sets forth Seller’s reasonable, good faith estimate of the amount of the Net Working Capital as of the Effective Time (the “Estimated Closing Balance Sheet”).

(c)                                  Preliminary Closing Balance Sheet.  Within 90 days after the Closing Date, Buyer shall prepare and deliver to Appointed Agent a Balance Sheet as of the Effective Time, together with a calculation of the Net Working Capital as of the Effective Time (the “Preliminary Closing Balance Sheet”).  The Parties shall comply with the procedures set forth in Section 2.5 with respect to the review and potential adjustment of the Preliminary Closing Balance Sheet.

Section 2.4.                                 Earnout Consideration.

(a)                                 Preliminary Earnout Statement.  On or before April 15th of the calendar year following the applicable Earnout Year, Buyer shall provide Appointed Agent with an unaudited income statement of Buyer with respect to such applicable Earnout Year, together with a calculation of the Earnout Actual Net Sales, Earnout Actual Gross Profit, Earnout Actual Factor, Earnout Annual Ratio for such applicable Earnout Year and, in the case of the third Earnout Year, the Earnout Aggregate Ratio (the “Preliminary Earnout Statement”).  The Parties agree that such income statement shall be prepared in accordance with GAAP as applied by Buyer on a consistent basis (except for the absence of footnote disclosure).  The Parties shall comply with the procedures set forth in Section 2.5 with respect to the review and potential adjustment of each Preliminary Earnout Statement.

(b)                                 Annual Earnout Payments.  On or before the fifth Business Day following the determination of each Final Earnout Statement, Buyer shall pay to Seller an amount (the “Annual Earnout Payment”) equal to the Earnout Annual Ratio reflected on such Final Earnout Statement multiplied by the Potential Annual Earnout Payment.  Notwithstanding the foregoing, Buyer shall have no obligation to pay any Annual Earnout Payment if the Earnout Annual Ratio reflected on the applicable Final Earnout Statement is less than 0.65.

(c)                                  Aggregate Earnout Payment.  On or before the fifth Business Day following the determination of the Final Earnout Statement with respect to the third Earnout Year, Buyer shall pay to Seller an amount equal to $1,000,000 if the Earnout Aggregate Ratio reflected on such Final Earnout Statement is not less than 1.25.

(d)                                 Other.  Notwithstanding anything to the contrary:

(i)                                     If the employment of both Chuck Truan and James Truan is terminated pursuant to Section 4(c) of their respective Employment Agreements with Buyer, then Buyer shall cease to have any obligations under this Section 2.4 (and Section 2.2(e)).

(ii)                                  If (A) the employment of both Chuck Truan and James Truan is terminated pursuant to Section 4(f) of their respective Employment Agreements with Buyer or (B) the employment of one of them is terminated pursuant to Section 4(c) of his Employment Agreement with Buyer and the employment of the other one of them is terminated pursuant to Section 4(f) of his Employment Agreement with Buyer, then Buyer shall cease to have any obligations under this Section 2.4 with respect to the third Earnout Year and under Section 2.4(c) (and, as applicable, Section 2.2(e)).  For the avoidance of doubt, this subclause (ii) (x) shall apply with respect to all obligations under Section 2.4(b) with respect to the Earnout Year ended December 31, 2016 and all obligations under Section 2.4(c) and (y) shall not affect any obligations under Section 2.4(b) with respect to the Earnout Year ended December 31, 2014 or the Earnout Year ended December 31, 2015.

(iii)                               Subject to subclause (vii) below, if Buyer terminates the employment of both Chuck Truan and James Truan pursuant to Section 4(d) of their respective Employment Agreements with Buyer, then Buyer shall pay the Annual Earnout Payment pursuant to Section 2.4(b); provided, however, that in no event shall any Annual Earnout Payment calculated subsequent to such employment termination be less than $1,300,000 per period and prorated for partial years.

(iv)                              Subject to subclause (vii) below, if Buyer terminates the employment of Chuck Truan (but not James Truan) pursuant to Section 4(d) of his Employment Agreement with Buyer, then in no event shall any Annual Earnout Payment calculated subsequent to such employment termination be less than an amount equal to (A) the product of 0.65 multiplied by the Potential Annual Earnout Payment (B) multiplied by 0.55, per period and prorated for partial years.

(v)                                 Subject to subclause (vii) below, if Buyer terminates the employment of James Truan (but not Chuck Truan) pursuant to Section 4(d) of his Employment Agreement with Buyer, then in no event shall any Annual Earnout Payment calculated subsequent to such employment termination be less than an amount equal to (A) the product of 0.65 multiplied by the Potential Annual Earnout Payment (B) multiplied by 0.45, per period and prorated for partial years.

(vi)                              For the avoidance of doubt, the death or disability of Chuck Truan or James Truan pursuant to Section 4(a) or Section 4(b) of their respective Employment Agreements with Buyer will not affect their rights to the payments under this Section 2.4.

(vii)                           Notwithstanding the foregoing, (A) in no event shall the sum of all Annual Earnout Payments paid by Buyer under this Section 2.4 exceed $6,000,000 and (B) in no event shall the aggregate amount of all amounts paid by Buyer under this Section 2.4 exceed $7,000,000.

(e)                                  Illustration.  For illustrative purposes only, the attached Exhibit F sets forth sample calculations for the Earnout Annual Payment based on certain assumed facts.

Section 2.5.                                 Final Determination Process.

(a)                                 Statement Objection.  Within 30 days after Buyer delivers the Preliminary Closing Balance Sheet or the Preliminary Earnout Statement (as the case may be, the “Subject Statement”) to Appointed Agent, Appointed Agent shall complete its review of the Subject Statement.  Appointed Agent may object to the content of the Subject Statement, but only on the basis that the amounts reflected in the Subject Statement were not determined in accordance with Section 2.3(a) and Section 2.3(c) in the case of the Preliminary Closing Balance Sheet or Section 2.4(a) in the case of the Preliminary Earnout Statement or were determined based on mathematical, clerical or similar error.  Appointed Agent shall make any such objection on or prior to the last day of such 30-day period by delivering a written notice to Buyer (a “Statement Objection”) setting forth in reasonable detail a description of the basis of the Statement Objection and the adjustments to the Subject Statement that Appointed Agent believes should be made.

(b)                                 Response to Statement Objection.  If Appointed Agent delivers a Statement Objection in accordance with Section 2.5(a), then Buyer shall have 30 days to review and respond to the Statement Objection by delivering written notice to Appointed Agent specifying in reasonable detail the scope of its disagreement with the information set forth in it (the “Response Statement”).

(c)                                  Dispute Resolution.  If Buyer delivers a Response Statement in accordance with Section 2.5(b), then Buyer and Appointed Agent shall promptly attempt in good faith to resolve the disagreement reflected in the Response Statement (the “Statement Dispute”).  If Buyer and Appointed Agent are unable to resolve the Statement Dispute within 30 days after Buyer delivers a Response Statement, then, at any time thereafter, either Buyer or Appointed Agent may elect to have the Statement Dispute resolved by Grant Thornton LLP or another nationally recognized firm of independent public accountants as to which Buyer and Appointed Agent mutually agree (the “CPA Firm”).  The CPA Firm shall, acting as an expert and not as an arbitrator, determine on the basis of the standards set forth in Section 2.3(a) and Section 2.3(c) in the case of the Preliminary Closing Balance Sheet and

Section 2.4(a) in the case of the Preliminary Earnout Statement, and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review), whether and to what extent, if any, the Net Working Capital as derived from the Preliminary Closing Balance Sheet or the Earnout Annual Ratio and/or Earnout Aggregate Ratio as derived from the Preliminary Earnout Statement (as the case may be) requires adjustment.  In connection with the engagement of the CPA Firm, Buyer and Appointed Agent (on behalf of Shareholders and Seller) shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires or as such Party deems appropriate.  The CPA Firm shall be instructed to use every reasonable effort to perform its services within 30 days after submission of the Statement Dispute to it and, in any case, as soon as practicable after such submission.  In resolving the Statement Dispute, the CPA Firm (A) shall utilize the criteria set forth in Section 2.3(a) and Section 2.3(c) or Section 2.4(a) (as the case may be) and (B) shall not assign a value to any item greater than the greatest value for such item claimed by Buyer or Appointed Agent, or less than the smallest value for such item claimed by Buyer or Appointed Agent, as set forth in the Subject Statement or the Statement Objection.  The CPA Firm’s determination of the Statement Dispute shall be conclusive and binding upon all Parties.

(d)                                 CPA Firm Expense Allocation.  If the Subject Adjustment Amount as derived from the Final Closing Balance Sheet or Final Earnout Statement (as the case may be) is closer in amount to the Subject Adjustment Amount as reflected on the Statement Objection than to the Subject Adjustment Amount as reflected on the Subject Statement, then Buyer shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.5(c).  If the Subject Adjustment Amount as derived from the Final Closing Balance Sheet or Final Earnout Statement (as the case may be) is closer in amount to the Subject Adjustment Amount as reflected on the Subject Statement than to the Subject Adjustment Amount as reflected on the Statement Objection, then Seller and Shareholders (jointly and severally) shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.5(c).  If the difference between the Subject Adjustment Amount as derived from the Final Closing Balance Sheet or Final Earnout Statement (as the case may be) and the Subject Adjustment Amount as reflected on the Statement Objection is equal to the difference between the Subject Adjustment Amount as derived from the Final Closing Balance Sheet or Final Earnout Statement (as the case may be) and the Subject Adjustment Amount as reflected on the Subject Statement, then all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.5(c) shall be paid one-half by Buyer and one-half (jointly and severally) by Seller and Shareholders.

(e)                                  Confidentiality.  Appointed Agent shall not disclose to any Person other than its legal counsel and other advisors, or use for any purpose other than the above-described resolution procedures, the information reflected in the Subject Statement, the Response Statement or any other materials described in this Section 2.5.

Section 2.6.                                 Other Payments and Adjustments.

(a)                                 Employee Compensation.  Seller shall pay directly to its employees the amount of wages and other compensation (including bonuses) due for all periods prior to the Effective Time.  Except to the extent of any reserve therefor reflected on the face of the Final Closing Balance Sheet, Buyer shall receive a credit on the Settlement Date in an amount equal to all vacation, holiday and sick pay unpaid by Seller as of the Effective Time attributable to any period or partial period of employment by Seller prior to the Effective Time, plus employee payroll Taxes applicable thereto due or to become due, for the Active Transferred Employees and (i) who as of the Effective Time have not taken all of their vacation, holiday or sick time earned prior to Closing or (ii) who have not earned vacation, holiday or sick time as of the Effective Time but who would have earned vacation, holiday or sick time for any such period or partial period of employment prior to the Closing (on a pro rata basis) had they continued as employees of Seller to the date when such vacation, holiday or sick pay would have accrued to them.

(b)                                 Funded Indebtedness.  Prior to the Closing, Seller shall repay and discharge all of its obligations under Funded Indebtedness; provided, however, that Appointed Agent shall have the option to cause the repayment of such obligations by instructing Buyer to deduct from the amount of the Purchase Price to be paid to Seller at the Closing the amount of such obligations and pay such amount directly to the obligees in satisfaction of such obligations.

Section 2.7.         Purchase Price Allocation.  The amount of the aggregate Purchase Price allocated to the Noncompetition Agreements shall be $200,000, and the remainder of the aggregate Purchase Price and other items shall be allocated among the Purchased Assets (or groups of such assets) for all purposes (including all Tax purposes) in accordance with the applicable provisions of Section 1060 of the Code.  For this purpose, the Parties agree that the methodology for determining the fair market value of the Purchased Assets (or groups of such assets) is set forth in the attached Exhibit A (the “Purchase Price Allocation”).  Each Party shall file all Tax Returns (including amended returns and claims for refund) in a manner reflecting the Purchase Price Allocation.  Buyer and Seller shall execute and timely file a Form 8594 consistent with the Purchase Price Allocation, after exchanging mutually acceptable drafts of such form (and any equivalent state, municipal, county, local or other Tax forms).

Section 2.8.         Withholding.  The Parties agree that each applicable withholding agent shall be entitled to deduct and withhold from any amount payable under this Agreement any withholding Taxes or other amounts required by applicable Law to be deducted and withheld.  To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Party in respect of which such deduction and withholding was made.

*  *  *  *  *

EXHIBIT B

“Potential Annual Earnout Payment” means:

(a)                                 with respect to the first and second Earnout Years, (i) $2,000,000 if, prior to the last day of the applicable Earnout Year, the employment of neither Chuck Truan nor James Truan is terminated pursuant to Section 4(c) of their respective Employment Agreements with Buyer; (b) $1,100,000 if, prior to the last day of the applicable Earnout Year, the employment of James Truan is terminated pursuant to Section 4(c) of his Employment Agreement with Buyer; or (c) $900,000 if, prior to the last day of the applicable Earnout Year, the employment of Chuck Truan is terminated pursuant to Section 4(c) of his Employment Agreement with Buyer; and

(b)                                 with respect to the third and final Earnout Year, (i) $2,000,000 if, prior to the last day of such Earnout Year, the employment of neither Chuck Truan nor James Truan is terminated pursuant to Section 4(c) or Section 4(f) of their respective Employment Agreements with Buyer; (b) $1,100,000 if, prior to the last day of such Earnout Year, the employment of James Truan is terminated pursuant to Section 4(c) or Section 4(f) of his Employment Agreement with Buyer; or (c) $900,000 if, prior to the last day of such Earnout Year, the employment of Chuck Truan is terminated pursuant to Section 4(c) or Section 4(f) of his Employment Agreement with Buyer.

*  *  *  *  *